Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
February 19, 2004	Bo Piela	Sally Curley
	(617) 768-6579	(617) 768-6140

Genzyme Reports Financial Results for 2003 and Provides Guidance for 2004

CAMBRIDGE, Mass. – Genzyme Corporation (Nasdaq: GENZ) today reported financial results for the fourth quarter of 2003 and for the year.  The company also provided guidance for its financial performance in 2004.

Genzyme consolidated its capital structure on June 30, 2003, by eliminating its tracking stocks.  Figures reported for 2003 represent results for Genzyme General in the first and second quarters of the year and for the entire corporation in the third and fourth quarters.

Net income for the fourth quarter was $66.7 million, or $0.29 per diluted share, compared with net income of $44.7 million, or $0.20 per diluted share, for the fourth quarter a year earlier.  Excluding special items and amortization, net income increased 17 percent to $86.8 million, or $0.38 per share, compared with net income of $74.1 million, or $.34 per share, for the fourth quarter of 2002.

Special items included pre-tax expenses of $2.9 million associated with the acquisition of SangStat Medical Corp. and $3.1 million in up-front fees and other considerations paid to Transkaryotic Therapies Inc. upon the formation of a commercialization agreement.  Amortization totaled $25.8 million for the quarter.

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For the year, net income was $103.7 million, or $0.46 per diluted share, compared with $178.5 million or $0.81 per diluted share, in 2002.   Excluding special items and amortization, net income grew 36 percent to $314.7 million, or $1.39 per share, up from $231.6 million, or $1.06 per share, for 2002.

Revenues increased 61 percent to $481.2 million for the fourth quarter, up from $298.0 million in the same period a year ago.  For the year, revenues grew 46 percent to $1.58 billion, up from $1.08 billion in 2002.

Selling, general and administrative expenses before special items totaled $443.7 million for the year, reflecting spending on the U.S. launch of Fabrazyme® (agalsidase beta), the global rollout of Renagel® (sevelamer hydrochloride), the integration of SangStat, and the impact of foreign exchange rates.

Research and development spending before special items was $289.8 million, or 18 percent of revenue, underscoring Genzyme’s commitment to help drive future growth with products from its pipeline.

The company’s effective net tax rate, excluding special items and amortization, was 27 percent for the fourth quarter and 28 percent for the year.  The tax rate for 2002 was 22 percent before special items and amortization.

“Last year was a transforming year in many ways, and we begin 2004 as a more diversified, truly global company,” said Henri A. Termeer, chairman and chief executive officer of Genzyme Corp.  “We continue to build a business that is sustainable over time.  For 2004, our focus is on execution—on increasing market share for our products and expanding their availability worldwide, capitalizing on investments we’ve made in our infrastructure, managing the opportunities within our pipeline, and adding new programs in cancer and other emerging markets.”

2004 Guidance

Genzyme provided the following guidance for its financial performance in 2004.  This guidance is based on current and anticipated foreign exchange rates for the year.

Revenues

The company’s revenues are expected to reach $1.9-$2.0 billion this year, up from $1.58 billion for 2003.  Genzyme’s revenues are allocated within six business units: Renal, Therapeutics, Biosurgery, Transplant, Diagnostic Products and Services, and Other.

Within the Renal business, revenues for Renagel are expected to rise to $325-$345 million this year, compared with $281.7 million for 2003.  Renagel revenues include product sales, royalties on product sales in Japan, and sales of bulk sevelamer to Chugai Pharmaceutical Co. Ltd., which is commercializing Renagel in Japan with its partner Kirin Brewery Co. Ltd.  Renagel is a phosphate binder for patients with end-stage renal disease on hemodialysis.

Genzyme expects Renagel’s growth to be driven by increasing adoption in international markets, as well as the implementation of new National Kidney Foundation K/DOQI clinical guidelines in the United States and around the world.  Genzyme recently signed new two-year inventory management arrangements with its major U.S. wholesalers, which will help ensure that Renagel inventories remain at the 4-5 week level going forward.

Within the Therapeutics business, sales of Fabrazyme enzyme replacement therapy for Fabry disease are expected to reach $170-$185 million, compared with $80.6 million in 2003.  Fabrazyme’s growth will be driven by increasing penetration of the U.S. market, where the product was introduced less than a year ago; its launch in international markets such as Japan and Canada, where it was approved recently; and continued growth in more established markets such as the European Union.

Sales of Cerezyme® (imiglucerase for injection) enzyme replacement therapy for Type 1 Gaucher disease are expected to reach $770-$790 million, compared with $738.9 million in 2003, based on a steady but low rate of growth in the number of patients beginning treatment.

Sales of Aldurazyme® (laronidase) enzyme replacement therapy for patients with MPS I are expected to reach $40-$44 million, compared with $11.5 million in 2003, its first year of sales. Genzyme is commercializing Aldurazyme in a joint venture with BioMarin Pharmaceutical Inc., and Aldurazyme sales and expenses are therefore not included within Genzyme’s operating lines.

Sales of Thyrogen® (thyrotropin alfa for injection), an adjunctive diagnostic used in follow-up screenings of thyroid cancer patients, are expected to rise to $48-$52 million, compared with $43.4 million in 2003.

Biosurgery revenues are expected to reach $215-$225 million, compared with revenues of $119.1 million in the second half of 2003 following the consolidation of Genzyme’s capital structure.  Sales of this business’s leading product, Synvisc® (hylan G-F 20), which is used to treat knee pain from osteoarthritis, are expected to total $110-$115 million, compared with $55.6 million for the second half of 2003 following the consolidation.  Total Synvisc revenues for all of 2003 were $115 million.  Revenues in 2004 are expected to be flat due to lower support payments from Genzyme’s U.S. marketing partner, a competitive product launch, and small Medicare reimbursement rate reductions.

Revenues for Genzyme’s Transplant business are expected to reach $130-$145 million, compared with $44.3 million in 2003 following Genzyme’s merger with SangStat.  Sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) and Lymphoglobuline® (anti-Thymocyte-globulin, equine), used in conjunction with immunosuppressive drugs to treat acute rejection in renal transplant patients, are expected to reach $90-$100 million this year.  Sales of these products were $30.0 million in 2003 following Genzyme’s merger with SangStat.

Revenues for Genzyme’s Diagnostic Products and Services businesses are expected to increase to $200-$215 million this year, up from $190.7 million in 2003.  Within this area, revenues from genetic testing services are expected to increase to $110-$120 million, compared with $102.1 million in 2003, led by growth in carrier testing for cystic fibrosis and other rare diseases, plus recent and planned launches of prenatal and oncology tests.

Other revenues—including sales of WelChol® (colesevelum hydrochloride) and pharmaceutical intermediates, along with oncology research revenue—are expected to total $65-$70 million this year.

Gross Margin

Total gross margin is expected to be in the range of 76-77 percent of revenue in 2004, compared with 74 percent in 2003 prior to special items.  New manufacturing facilities for Renagel in Ireland and the United Kingdom are having an increasingly positive impact on the gross margin.  This impact is partially offset by product-mix changes and the affect of foreign exchange rates on the cost of products made in Europe.

SG&A Expenses

Selling, general and administrative expenses are expected to be in the range of $565-$575 million this year, holding at approximately 28 percent of sales.

R&D Spending

Research and development spending in 2004 is expected to grow to $385-$395 million, or 19-20 percent of revenue.  Important components of R&D spending include (1) Genzyme’s substantial investment in its Myozyme® (alglucosidase alfa) clinical development program for Pompe disease; (2) studies designed to expand product indications as well as other post-marketing studies; (3) the planned Phase 3 clinical trial of Tolevamer toxin binder for C. difficile colitis; and (4) earlier-stage clinical studies of small-molecule drug candidates including GENZ-29155 for multiple sclerosis.

Earnings Per Share

Diluted earnings per share are expected to reach $1.37-$1.47 in 2004.  For 2004, amortization is expected to be approximately $103 million, or $0.28 per share.  Excluding amortization, earnings are expected to reach $1.65-$1.75 in 2004.  Genzyme expects to have a weighted average of 230 million diluted shares outstanding this year.

Earnings for the first quarter of the year are expected to be in the range of $0.35-$0.37 per share prior to amortization.

Tax Rate

The company’s effective net tax rate for 2004 is expected to be 29-31 percent.

Cash

Genzyme ended 2003 with $1.2 billion in cash and equivalents.  In 2004, it expects to record capital expenditures of approximately $180-200 million, down from approximately $260 million in 2003, as it completes several major projects.

Genzyme Corporation is a global biotechnology company dedicated to making a major positive impact on the lives of people with serious diseases.  The company’s broad product portfolio is focused on rare genetic disorders, renal disease, osteoarthritis and immune-mediated diseases, and includes an industry-leading array of diagnostic products and services. Genzyme’s commitment to innovation continues today with research into novel approaches to cancer, heart disease, and other areas of unmet medical need.  More than 5,300 Genzyme employees in offices around the globe serve patients in over 80 countries.

This press release contains forward-looking statements, including the financial projections included under the heading “2004 Guidance” and other statements regarding Genzyme’s future performance and strategy. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecast in these forward-looking statements. These risks and uncertainties include, among others, Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner; Genzyme’s ability to effectively manage inventory levels; Genzyme’s ability to maintain and obtain regulatory approvals for products and services; Genzyme’s ability to successfully identify and market to new patients; the accuracy of Genzyme’s estimates regarding patient populations; Genzyme’s success in marketing its products and services against new and existing competitive products and services; the availability and amount of reimbursement for Genzyme’s products and services from third-party payers; exchange rate fluctuations; changes in legislation and regulations affecting the sale of Genzyme’s products and services; and the other factors described in Genzyme’s periodic filings with the Securities and Exchange Commissions. Please see the disclosure under the heading “Factors Affecting Future Operating Results” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Genzyme Quarterly Report on Form 10-Q for the quarter ending September 30, 2003, for a more complete discussion of these and other risk factors. Furthermore, in the past Genzyme has engaged in several business combination and capital raising transactions. The financial guidance included in this press release does not reflect the potential impact of any M&A or financing activity beyond what Genzyme has publicly announced prior to February 19, 2004. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of February 19, 2004, and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Cerezyme®, Fabrazyme®, Renagel®, Thyrogen® and Synvisc® are registered trademarks and MyozymeTM and TovelamerTM are trademarks of Genzyme Corporation. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. WelChol® is a registered trademark of Sankyo Pharma Inc. SangStat® and

Thymoglobulin® and Lymphoglobulin®  are registered trademarks of SangStat Medical Corporation or its subsidiaries.  All rights reserved.

Conference Call Information

There will be a conference call today at 11:00 a.m. EST to discuss Genzyme Corporation’s 2003 financial results and 2004 financial guidance.  If you would like to participate in the call, please dial 719-457-2642.  A replay of this call will be available from 2:30 p.m. EST today through midnight on February 26 by dialing 719-457-0820.  Please refer to reservation number 710137.   This call will also be Webcast live on the investor events section of www.genzyme.com

Upcoming Events

Genzyme Corp. will report First Quarter 2004 financial results on April 15, 2004 at 11:00 a.m. EST.     If you would like to participate in the call, please dial 719-457-2642.  No passcode is necessary.  Please refer to www.genzyme.com one week prior to the financial reporting date for any updates to this information and on the day of this call for any supplemental information.  This call will also be webcast live on the investor events section on www.genzyme.com.

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Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.

GENZYME

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

Quarter Ended December 31, 2003

(Amounts in thousands, except per share data)

	Before Gains (Charges) & Amortization	Sangstat Acquisition-Related Costs	TKT Settlement Costs	Amortization	GAAP As Reported
Income Statement Classification:

Cost of sales	$(126,842)	$(2,550)			$(129,392)

Selling, general and administrative	$(139,751)	$(258)	$(1,550)		$(141,559)

Research and development	$(91,692)	$(137)	$(1,500)		$(93,329)

Amortization of intangibles	$—			$(25,844)	$(25,844)

Summary:

Pretax profit	$119,318	$(2,945)	$(3,050)	$(25,844)	$87,479

Provision for income taxes	(32,507)	1,084	1,122	9,511	(20,790)

Net income allocated to Genzyme General Stock	$86,811	$(1,861)	$(1,928)	$(16,333)	$66,689

Net income per share of Genzyme General Stock:
Basic	$0.39	$(0.008)	$(0.009)	$(0.073)	$0.30

Diluted	$0.38	$(0.008)	$(0.008)	$(0.071)	$0.29

Weighted average shares outstanding:
Basic	224,101	224,101	224,101	224,101	224,101

Diluted	229,970	229,970	229,970	229,970	229,970

GENZYME CORPORATION

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Total revenues	$481,195	$359,174	$1,718,935	$1,329,472

Operating costs and expenses:
Cost of products and services sold	129,392	102,435	475,644	376,209
Selling, general and administrative	141,559	108,681	513,930	438,035
Research and development	93,329	75,714	330,997	308,487
Amortization of intangibles	25,844	17,512	80,257	70,278
Purchase of in-process research and development (1)	—	—	158,000	1,879
Charge for impairment of goodwill (2)	—	—	102,792	—
Charge for impaired assets (3)	—	13,986	10,894	22,944
Total operating costs and expenses	390,124	318,328	1,672,514	1,217,832
Operating income	91,071	40,846	46,421	111,640

Other income (expenses):
Equity in net loss of unconsolidated affiliates	(4,473)	(6,429)	(18,974)	(16,858)
Gain (loss) on investments in equity securities	1,236	(15,035)	(1,201)	(14,497)
Gain (loss) on sale of product line (4)	1,709	—	(27,658)	—
Other	(222)	(689)	959	40
Investment income	7,551	12,021	43,015	51,038
Interest expense	(9,393)	(6,685)	(26,600)	(27,152)
Total other income (expenses)	(3,592)	(16,817)	(30,459)	(7,429)
Income before income taxes	87,479	24,029	15,962	104,211
(Provision for) benefit from income taxes	(20,790)	1,016	(74,167)	(19,015)
Net income (loss) before cumulative effect of change in accounting for goodwill	66,689	25,045	(58,205)	85,196
Cumulative effect of change in accounting for goodwill (5)	—	—	—	(98,270)
Net income (loss)	$66,689	$25,045	$(58,205)	$(13,074)

Net income (loss) per share:
Allocated to Genzyme General Stock (6):
Genzyme General division net income	$66,689	$37,493	$91,530	$150,731
Tax benefit allocated from Genzyme Biosurgery	—	4,890	8,720	18,508
Tax benefit allocated from Genzyme Molecular Oncology	—	2,349	3,420	9,287
Net income allocated to Genzyme General Stock	$66,689	$44,732	$103,670	$178,526

Net income per share of Genzyme General Stock:
Basic	$0.30	$0.21	$0.47	$0.83

Diluted (7)	$0.29	$0.20	$0.46	$0.81

Weighted average shares outstanding:
Basic	224,101	214,602	219,376	214,038

Diluted (7)	229,970	219,313	225,419	219,388
Allocated to Biosurgery Stock (6):
Genzyme Biosurgery division net loss before cumulative effect of change in accounting for goodwill	—	$(16,954)	$(166,656)	$(79,322)
Cumulative effect of change in accounting for goodwill (5)	—	—		(98,270)
Genzyme Biosurgery division net loss	—	(16,954)	(166,656)	(177,592)
Allocated tax benefit	—	2,408	14,005	9,706
Net loss allocated to Biosurgery Stock	—	$(14,546)	$(152,651)	$(167,886)

Net loss per share of Biosurgery Stock - basic and diluted:
Net loss per share before cumulative effect of change in accounting for goodwill	—	$(0.36)	$(3.76)	$(1.74)
Per share cumulative effect of change in accounting for goodwill (5)	—	—	—	(2.46)
Net loss per share of Biosurgery Stock - basic and diluted	—	$(0.36)	$(3.76)	$(4.20)

Weighted average shares outstanding	—	40,479	40,630	39,965

Allocated to Molecular Oncology Stock (6):
Genzyme Molecular Oncology division net loss and net loss allocated to Molecular Oncology Stock	—	$(5,141)	$(9,224)	$(23,714)

Net loss per share of Molecular Oncology Stock - basic and diluted	—	$(0.30)	$(0.54)	$(1.41)

Weighted average shares outstanding	—	16,897	16,958	16,827

(1)          Includes charges for in-process research and development of $(158,000)K in 2003 related to our acquisition of SangStat Medical Corporation in September 2003 and $(1,879)K in July 2002 related to our investment in Myosix SA.

(2)          Represents the write off of the goodwill allocated to our orthopaedics reporting unit in June 2003 in accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets.”

(3)          In 2003, includes impairment charges of $(7,996)K recorded in September 2003 to write down the assets related to our FocalSeal business and $(2,898)K recorded in June 2003 to write down the carrying value of our cardiothoracic devices manufacturing facility in Fall River, Massachusetts to fair value.  In 2002, includes impairment charges of $(8,958)K recorded in September 2002 to write down our bulk HA manufacturing facility in the United Kingdom and $(13,986)K recorded in December 2002 to write off engineering costs related to a proposed manufacturing facility in Framingham, Massachusetts.

(4)          Represents the final adjustment to the net loss on the sale of our cardiothoracic devices business to Teleflex Inc. in accordance with the sale agreement.  We recorded an estimated net loss on the sale of these assets of $(29,367)K  in June 2003, which we allocated to the Biosurgery division.  However, as a result of the elimination of our tracking stock capital structure effective July 1, 2003, the final adjustment to the net loss is allocated to Genzyme General.

(5)          Effective January 1, 2002, in connection with the provisions of SFAS No. 142, we ceased amortizing goodwill.  In connection with the adoption of SFAS No. 142, we tested the goodwill of our cardiothoracic reporting unit for impairment and, as a result, reduced goodwill by recording a cumulative effect impairment charge of $(98,270)K in our consolidated statements of operations in March 2002.

(6)          Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Biosurgery Stock and Molecular Oncology Stock.  From that date forward, all of our earnings are allocated to Genzyme General Stock.  Earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock prior to July 1, 2003 remain allocated to those stocks and are not affected by the elimination of our tracking stock structure.

(7)          Net income per share on a diluted basis and weighted average shares-diluted for all periods presented include the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme General Stock, but exclude the potentially dilutive effect of the assumed conversion of our convertible subordinated debentures and notes because the conditions for conversion had not been met.

GENZYME CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	December 31, 2003	December 31, 2002

Cash and all marketable securities	$1,227,459	$1,195,004
Other current assets	921,994	676,231
Property, plant and equipment, net	1,152,145	802,448
Intangibles, net	1,517,246	1,326,553
Other assets	200,481	82,813
Total assets	$5,019,325	$4,083,049

Current liabilities	$469,170	$607,800
Noncurrent liabilities	1,602,997	777,402
Stockholders’ equity	2,947,158	2,697,847
Total liabilities and stockholders’ equity	$5,019,325	$4,083,049

GENZYME GENERAL (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003(1)	2002	2003(1)	2002

Total revenues	$481,195	$298,047	$1,579,881	$1,080,185

Operating costs and expenses:
Cost of products and services sold	129,392	77,237	418,969	265,818
Selling, general and administrative	141,559	80,553	449,348	323,683
Research and development	93,329	55,323	291,466	230,043
Amortization of intangibles	25,844	9,743	64,720	38,998
Purchase of in-process research and development (2)	—	—	158,000	—
Charge for impaired assets (3)	—	13,986	7,996	13,986
Total operating costs and expenses	390,124	236,842	1,390,499	872,528
Operating income	91,071	61,205	189,382	207,657

Other income (expenses):
Equity in net loss of unconsolidated affiliates	(4,473)	(6,429)	(18,974)	(16,858)
Gain (loss) on investments in equity securities	1,236	(15,035)	(1,201)	(14,497)
Gain on sale of product line (4)	1,709	—	1,709	—
Other	(222)	(730)	994	(152)
Investment income	7,551	11,483	42,312	48,944
Interest expense	(9,393)	(4,370)	(22,380)	(17,847)
Total other income (expenses)	(3,592)	(15,081)	2,460	(410)
Income before income taxes	87,479	46,124	191,842	207,247
Provision for income taxes	(20,790)	(1,392)	(88,172)	(28,721)
Net income	$66,689	$44,732	$103,670	$178,526

Allocated to Genzyme General Stock (5):
Genzyme General division net income	$66,689	$37,493	$91,530	$150,731
Tax benefit allocated from Genzyme Biosurgery	—	4,890	8,720	18,508
Tax benefit allocated from Genzyme Molecular Oncology	—	2,349	3,420	9,287
Net income allocated to Genzyme General Stock	$66,689	$44,732	$103,670	$178,526

Net income per share of Genzyme General Stock:
Basic	$0.30	$0.21	$0.47	$0.83

Diluted (6)	$0.29	$0.20	$0.46	$0.81

Weighted average shares outstanding:
Basic	224,101	214,602	219,376	214,038

Diluted (6)	229,970	219,313	225,419	219,388

(1)          Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology.  From that date forward, all of our earnings are allocated to Genzyme General.  Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure.

(2)          Represents a charge for in-process research and development of $(158,000)K related to our acquisition of SangStat Medical Corporation in September 2003.

(3)          Includes impairment charges $(7,996)K recorded in September 2003 to write down the assets of our FocalSeal business and $(13,986)K recorded in December 2002 to write off engineering costs related to a proposed manufacturing facility in Framingham, Massachusetts.

(4)          Represents the final adjustment to the net loss on the sale of our cardiothoracic devices business to Teleflex Inc. in accordance with the sale agreement.  We recorded an estimated net loss on the sale of these assets of $(29,367)K in June 2003, which we allocated to the Biosurgery division. However, as a result of the elimination of our tracking stock capital structure effective July 1, 2003, this final adjustment to the net loss is allocated to Genzyme General.

(5)          Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Biosurgery Stock and Molecular Oncology Stock.  From that date forward, all of our earnings are allocated to Genzyme General Stock.  Earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock prior to July 1, 2003 remain allocated to those stocks and are not affected by the elimination of our tracking stock structure.

(6)          Net income per share on a diluted basis and weighted average shares-diluted for all periods include the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme General Stock, but exclude the potentially dilutive effect of the assumed conversion of our convertible subordinated debentures and notes because the conditions for conversion had not been met.

GENZYME GENERAL (GENZ)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	December 31, 2003 (1)	December 31, 2002

Cash and all marketable securities	$1,227,459	$1,149,145
Other current assets	921,994	633,501
Property, plant and equipment, net	1,152,145	749,840
Intangibles, net	1,517,246	933,360
Other assets	200,481	89,955
Total assets	$5,019,325	$3,555,801

Current liabilities	$469,170	$274,872
Noncurrent liabilities	1,602,997	695,045
Stockholders’ equity	2,947,158	2,585,884
Total liabilities and stockholders’ equity	$5,019,325	$3,555,801

(1)                                  Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating assets and liabilities to Genzyme Biosurgery and Genzyme Molecular Oncology.  From that date forward, all of our assets and liabilities are allocated to Genzyme General.

Genzyme General (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

	Q4-02	Q1-03	Q2-03	Q3-03(1)	Q4-03(1)	Q4-03 vs. Q4-02 % B/(W)	FY 2001	FY 2002	YTD 12/31/03(1)
Total revenues:
Renal
Renagel phosphate binder (including Sevelamer)	$50,835	$58,766	$66,002	$75,468	$81,465	60%	$176,921	$156,864	$281,701
Other Renal	—	—	—	—	—		—	—	—
Total Renal product and service revenue	50,835	58,766	66,002	75,468	81,465	60%	176,921	156,864	281,701
Renal R&D revenue	—	—	—	—	—		—	—	—
Total Renal	50,835	58,766	66,002	75,468	81,465	60%	176,921	156,864	281,701

Therapeutics
Cerezyme enzyme	158,930	167,187	184,724	189,223	197,747	24%	569,887	619,184	738,881
Fabrazyme enzyme	8,887	11,846	15,430	21,452	31,889	259%	5,793	26,101	80,617
Thyrogen hormone	8,075	9,714	9,790	11,405	12,529	55%	18,684	28,270	43,438
Other	377	407	448	499	448	19%	1,012	871	1,802
Total Therapeutics product and service revenue	176,269	189,154	210,392	222,579	242,613	38%	595,376	674,426	864,738
Therapeutics R&D revenue	127	—	1	—	—	(100)%	1,230	834	1
Total Therapeutics	176,396	189,154	210,393	222,579	242,613	38%	596,606	675,260	864,739

Transplant
Thymoglobulin/Lymphoglobuline	—	—	—	4,898	25,055		—	—	29,953
Other products	—	—	—	2,421	11,946		—	—	14,367
Total Transplant product and service revenue	—	—	—	7,319	37,001		—	—	44,320
Transplant R&D revenue	—	—	—	—	—		—	—	—
Total Transplant	—	—	—	7,319	37,001		—	—	44,320

Biosurgery
Synvisc viscosupplementation product and services	—	—	—	29,754	25,825		—	—	55,579
Sepra products	—	—	—	11,951	14,008		—	—	25,959
Other Biosurgery	4,127	2,814	3,628	12,969	13,002	215%	13,804	12,828	32,413
Total Biosurgery product and service revenue	4,127	2,814	3,628	54,674	52,835	1180%	13,804	12,828	113,951
Biosurgery R&D revenue	—	—	—	4,721	406		—	—	5,127
Total Biosurgery	4,127	2,814	3,628	59,395	53,241	1190%	13,804	12,828	119,078

Diagnostics/Genetics
Diagnostic Products	22,041	23,196	22,554	21,116	21,722	(1)%	76,858	83,065	88,588
Genetic Testing	23,358	24,502	25,379	25,530	26,736	14%	74,187	89,745	102,147
Total Diagnostics/Genetics product and service revenue	45,399	47,698	47,933	46,646	48,458	7%	151,045	172,810	190,735
Diagnostic/Genetics R&D revenue	—	—	—	—	—		—	—	—
Total Diagnostics/Genetics	45,399	47,698	47,933	46,646	48,458	7%	151,045	172,810	190,735

Other
Other product and service revenue	20,567	15,062	18,919	21,487	16,243	(21)%	35,641	57,084	71,711
Other R&D revenue	723	551	788	4,084	2,174	201%	7,909	5,339	7,597
Total Other	21,290	15,613	19,707	25,571	18,417	(13)%	43,550	62,423	79,308
Total revenues	$298,047	$314,045	$347,663	$436,978	$481,195	61%	$981,926	$1,080,185	$1,579,881

Genzyme General (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage and per share amounts)

	Q4-02	Q1-03	Q2-03	Q3-03(1)	Q4-03(1)	Q4-03 vs. Q4-02 % B/(W)	FY 2001	FY 2002	YTD 12/31/03(1)
Revenues:
Total product and service revenue	$297,197	$313,494	$346,874	$428,173	$478,615	61%	$972,787	$1,074,012	$1,567,156
R&D revenue	850	551	789	8,805	2,580	204%	9,139	6,173	12,725
Total revenues	298,047	314,045	347,663	436,978	481,195	61%	981,926	1,080,185	1,579,881

Total product and service gross profit	219,960	230,454	255,200	313,310	349,223	59%	735,445	808,194	1,148,187

SG&A expense	80,553	85,246	95,203	127,340	141,559	(76)%	295,068	323,683	449,348

R&D expense	55,323	56,329	58,834	82,974	93,329	(69)%	187,502	230,043	291,466

Amortization of intangibles	9,743	9,736	9,873	19,267	25,844	(165)%	74,296	38,998	64,720

Purchase of in-process research and development (2)	—	—	—	158,000	—		95,568	—	158,000

Charge for impaired assets (3)	13,986	—	—	7,996	—	100%	—	13,986	7,996

Operating income (loss)	61,205	79,694	92,079	(73,462)	91,071	49%	92,150	207,657	189,382

Other income (expenses):
Equity in net loss of unconsolidated affiliates	(6,429)	(4,194)	(4,804)	(5,503)	(4,473)	30%	(34,365)	(16,858)	(18,974)
Gain (loss) on investments in equity securities	(15,035)	—	(3,620)	1,183	1,236	108%	(25,996)	(14,497)	(1,201)
Gain on sale of product line (4)	—	—	—	—	1,709		—	—	1,709
Minority interest	—	—	—	—	—		2,259	—	—
Other	(730)	780	774	(338)	(222)	70%	(2,117)	(152)	994
Investment income	11,483	11,281	12,058	11,422	7,551	(34)%	47,806	48,944	42,312
Interest expense	(4,370)	(4,277)	(4,328)	(4,382)	(9,393)	(115)%	(23,192)	(17,847)	(22,380)

Income (loss) before income taxes	46,124	83,284	92,159	(71,080)	87,479	90%	56,545	207,247	191,842

Provision for income taxes	(8,631)	(25,491)	(29,378)	(24,653)	(20,790)	(141)%	(52,666)	(56,516)	(100,312)

Division net income (loss)	37,493	57,793	62,781	(95,733)	66,689	78%	3,879	150,731	91,530

Cumulative effect of change in accounting for derivative financial instruments, net of tax (5)	—	—	—	—	—		4,167	—	—

Division net income (loss) before allocated tax benefits	37,493	57,793	62,781	(95,733)	66,689	78%	8,046	150,731	91,530

Allocated tax benefits	7,239	4,085	8,055	—	—	(100)%	36,497	27,795	12,140

Net income (loss) allocated to Genzyme General Stock (6)	$44,732	$61,878	$70,836	$(95,733)	$66,689	49%	$44,543	$178,526	$103,670

Net income (loss) per share of Genzyme General Stock-diluted (6,7,8)	$0.20	$0.28	$0.32	$(0.43)	$0.29	45%	$0.21	$0.81	$0.46

Weighted average shares outstanding-diluted (7,8,9)	219,313	220,432	222,867	222,000	229,970	5%	211,176	219,388	225,419

Genzyme General (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

	Q4-02	Q1-03	Q2-03	Q3-03(1)	Q4-03(1)	FY 2001	FY 2002	YTD 12/31/03(1)
Total product and service revenue	$297,197	$313,494	$346,874	$428,173	$478,615	$972,787	$1,074,012	$1,567,156
As a % of total product and service revenue:
Renagel (including Sevelamer)	17%	19%	19%	17%	17%	18%	15%	18%
Cerezyme enzyme	54%	53%	53%	44%	41%	59%	58%	47%
Fabrazyme enzyme	3%	4%	4%	5%	7%	1%	2%	5%
Thyrogen hormone	3%	3%	3%	3%	3%	2%	3%	3%
Thymoglobulin/Lymphoglobuline	0%	0%	0%	1%	5%	0%	0%	2%
Synvisc viscosupplementation product and services	0%	0%	0%	7%	5%	0%	0%	4%
Sepra products	0%	0%	0%	3%	3%	0%	0%	2%
Diagnostics/Genetics	15%	15%	14%	11%	10%	15%	16%	12%
Other	8%	6%	7%	9%	9%	5%	6%	7%

Total product and service gross margin	74%	74%	74%	73%	73%	76%	75%	73%

Total revenues	$298,047	$314,045	$347,663	$436,978	$481,195	$981,926	$1,080,185	$1,579,881

SG&A expense as % of total revenue	27%	27%	27%	29%	29%	30%	30%	28%
R&D expense as % of total revenue	19%	18%	17%	19%	19%	19%	21%	18%
Operating income (loss) as % of total revenue	21%	25%	26%	(17)%	19%	9%	19%	12%

Provision for income taxes as % of profit (loss) before tax	3%	26%	23%	(35)%	24%	29%	14%	46%

Balance sheet trends:	12/31/02	03/31/03	06/30/03	9/30/03(10)	12/31/03(10)	12/31/01	12/31/02	12/31/03(10)
Cash and all marketable securities	$1,149,145	$1,205,571	$1,263,949	$869,912	$1,227,459	$1,041,500	$1,149,145	$1,227,459
Other current assets	633,501	639,753	673,076	842,180	921,994	482,837	633,501	921,994
Property, plant and equipment, net	749,840	779,199	841,175	926,569	1,152,145	581,401	749,840	1,152,145
Intangibles, net	933,360	923,640	925,890	1,537,571	1,517,246	981,468	933,360	1,517,246
Other assets	89,955	106,746	122,556	151,084	200,481	138,048	89,955	200,481
Total assets	$3,555,801	$3,654,909	$3,826,646	$4,327,316	$5,019,325	$3,225,254	$3,555,801	$5,019,325

Current liabilities	$274,872	$277,168	$284,563	$735,976	$469,170	$242,701	$274,872	$469,170
Noncurrent liabilities	695,045	697,711	676,602	815,637	1,602,997	702,201	695,045	1,602,997
Stockholders’ equity	2,585,884	2,680,030	2,865,481	2,775,703	2,947,158	2,280,352	2,585,884	2,947,158
Total liabilities and stockholders’ equity	$3,555,801	$3,654,909	$3,826,646	$4,327,316	$5,019,325	$3,225,254	$3,555,801	$5,019,325

Notes:

(1)                                  Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology.  From that date forward, all of our earnings are allocated to Genzyme General.  Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure.

(2)                                  Represents charges for the purchase of in-process research and development of $(158,000)K recorded in September 2003 related to our acquisition of SangStat Medical Corporation, $(8,768)K recorded in June 2002 related to our acquisition of Wyntek Diagnostics Inc. and $(86,800)K in September 2002 related to our acquisition of Novazyme Pharmaceuticals, Inc.

(3)                                  Includes impairment charges of $(13,986)K recorded in December 2002 to write off engineering costs related to a proposed manufacturing facility in Framingham, Massachusetts and $(7,996)K recorded in September 2003 to write down the assets of our FocalSeal business.

(4)                                  Represents the final adjustment to the net loss on the sale of our cardiothoracic devices business to Teleflex Inc. in accordance with the sale agreement.  We recorded an estimated net loss of $(29,367)K in June 2003, which we allocated to the Biosurgery division.  However, as a result of the elimination of our tracking stock capital structure effective July 1, 2003, the final adjustment to the net loss is allocated to Genzyme General.

(5)                                  On January 1, 2002, we adopted SFAS No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138.  In accordance with the transition provisions of SFAS No. 133, Genzyme General recorded a cumulative adjustment of $4.2 million, net of tax, in its consolidated statements of operations for the year ended December 31, 2001 to recognize the fair value of warrants to purchase shares of GTC Biotherapeutics, Inc. (formerly Genzyme Transgenics Corporation) common stock held on January 1, 2001.

(6)                                  Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Biosurgery Stock and Molecular Oncology Stock.  From that date forward, all of our earnings earnings are allocated to Genzyme General Stock.  Earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock prior to July 1, 2003 remain allocated to those stocks and are not affected by the elimination of our tracking stock structure.

(7)                                  For all periods except Q3-03 and 2001, includes the dilutive effect of options, stock purchase rights and warrants allocated to Genzyme General but excludes the dilutive effect of the assumed conversion of the 3% convertible subordinated debentures allocated to Genzyme General because the conditions for conversion had not been met.

(8)                                  In Q3-03, excludes:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme General Stock because the effect would be anti-dilutive due to the net loss for the period; and (ii) the potentially dilutive effect of the assumed conversion of the 3% convertible subordinated notes allocated to Genzyme General because the conditions for conversion had not been met.

In 2001, includes the dilutive effect of options, stock purchase rights and warrants and the assumed conversion of the 5% convertible subordinated debentures and 5 1/4% convertible subordinated notes allocated to Genzyme General but excludes the assumed conversion of the convertible subordinated debentures and notes allocated to Genzyme General because the conditions for conversion had not been met.

(9)                                  All weighted average shares data reflect the 2 for 1 split of Genzyme General Stock on June 1, 2001.

(10)                            Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating assets and liabilities to Genzyme Biosurgery and Genzyme Molecular Oncology.  From that date forward, all of our assets and liabilities are allocated to Genzyme General.

GENZYME 2004 GUIDANCE	(in millions)

	GENZ (1)		2004 GUIDANCE
DESCRIPTION	2003A		Ranges
Cerezyme	$739		$770	$790
Fabrazyme	81		170	185
Thyrogen	43		48	52
Other	2		2	3
Total Therapeutics	865		990	1,030

Renal	282		325	345

Thymoglobulin	30		90	100
Other Products	14		40	45
Total Transplant	44		130	145

Synvisc	56		110	115
Sepra	26		58	62
Other Biosurgery	38		45	48
Total Biosurgery	119		215	225

Diagnostic Products	89		90	95
Genetic Testing	102		110	120
Total Diag/Genetics	191		200	215

Total Other	79		65	70
TOTAL REVENUE (2)	$1,581		$1,930	$2,030

GROSS MARGIN	74%		76%	77%

SGA	(444)		(565)	(575)
R&D	(290)		(385)	(395)
AMORT	(65)		(103)	(103)

NET INTEREST	20		(1)	1
NET OTHER	(14)		(14)	(15)

TAX RATE	28%		29%	31%

GENZ NON-GAAP EPS	$1.21	2004 GAAP EPS	$1.37	$1.47
GENZ NON-GAAP EPS ex. amort	$1.39	2004 AMORTIZATION	$0.28	$0.28
		2004 NON-GAAP EPS	$1.65	$1.75

		WTD AVG SHARES O/S	230	230

		CAPITAL EXPENDITURES	$180	$200

This financial guidance, which is provided as part of a press release dated February 19, 2004, is subject to all of the qualifications and limitations described therein.  Actual results may differ from these forward-looking statements due to the numerous factors described in the press release.

Notes:

(1) Include 6 months (Q1 and Q2 2003) General Division and 6 months (Q3 and Q4 2004) Genzyme Corporation.

(2) Total revenues do not include estimated 2004 Aldurazyme revenues of $40 - $44M.